UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                              SCHEDULE 13G

                UNDER THE SECURITIES EXCHANGE ACT OF 1934


                  National Information Consortium, Inc.
                  -------------------------------------
                            (Name of Issuer)

                       Common Stock, no par value
                      -----------------------------
                     (Title of Class of Securities)

                                636491102
                                ---------
                             (CUSIP Number)

                            December 31, 1999
                            -----------------
         (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [    ]    Rule 13d-1(b)
     [    ]    Rule 13d-1(c)
     [ X  ]    Rule 13d-1(d)

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                                       CUSIP NO. 636491102


1.   Name of Reporting Person:    National Information Consortium Voting Trust

     SS or IRS Identification No. of Above Person:     IRS No. 48-6357369

2.   Check the Appropriate Box if a Member of a Group: (a)
                                                       (b) X - Joint Filing

3.   SEC Use Only

4.   Citizenship or Place of Organization:             Delaware

Number of Shares Beneficially Owned by each Reporting Persons with
     5.   Sole Voting Power                                   -0-
     6.   Shared Voting Power                          27,480,610
     7.   Sole Dispositive Power                              -0-
     8.   Shared Dispositive Power                     27,480,610

9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 27,480,610

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares: N/A

11.  Percent of Class Represented by Amount in Row (9):                46.1%

12.  Type of Reporting Person:                                         00

                                                       CUSIP NO. 636491102


1.   Name of Reporting Person:                         Jeffery S. Fraser
     SS or IRS Identification No. of Above Person:     IRS No. _____________

2.   Check the Appropriate Box if a Member of a Group: (a)
                                                       (b) X - Joint Filing

3.   SEC Use Only

4.   Citizenship or Place of Organization:             USA

Number of Shares Beneficially Owned by each Reporting Persons with
     5.   Sole Voting Power                                   -0-
     6.   Shared Voting Power                          27,480,610
     7.   Sole Dispositive Power                              -0-
     8.   Shared Dispositive Power                     27,480,610

9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 27,480,610

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares: N/A

11.  Percent of Class Represented by Amount in Row (9):                46.1%

12.  Type of Reporting Person:                                         IN

                                                       CUSIP NO. 636491102


1.   Name of Reporting Person:                         Ross C. Hartley
     SS or IRS Identification No. of Above Person:     IRS No. _____________

2.   Check the Appropriate Box if a Member of a Group: (a)
                                                       (b) X - Joint Filing

3.   SEC Use Only

4.   Citizenship or Place of Organization:             USA

Number of Shares Beneficially Owned by each Reporting Persons with
     5.   Sole Voting Power                                   -0-
     6.   Shared Voting Power                          27,480,610
     7.   Sole Dispositive Power                              -0-
     8.   Shared Dispositive Power                     27,480,610

9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 27,480,610

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares: N/A

11.  Percent of Class Represented by Amount in Row (9):                46.1%

12.  Type of Reporting Person:                                         IN

Item 1.(a)  Name of Issuer:               National Information Consortium, Inc.
--------------------------

Item 1.(b)  Address of Issuer's Principal
-----------------------------------------
            Executive Offices:            12 Corporate Woods
            -----------------             10975 Benson Street, Suite 390
                                          Overland Park, KS 66210

Item 2.(a)  Name of Person Filing:        National Information Consortium Voting
---------------------------------           Trust
                                          Jeffery S. Fraser
                                          Ross C. Hartley

Item 2.(b)  Address of Principal
--------------------------------
        Business Office:
        ---------------                   12 Corporate Woods
                                          10975 Benson Street, Suite 390
                                          Overland Park, KS 66210

                                          Jeffery S. Fraser
                                          172 North Center Street, Suite 201
                                          P.O. Box 4919
                                          Jackson, WY 83001

                                          Ross C. Hartley
                                          7885 Granite Ridge Road
                                          P.O. Box 477
                                          Teton Village, WY 83025

Item 2.(c)  Citizenship:                  See Item 4 of Cover Pages
-----------------------

Item 2.(d)  Title of Class of Securities: Common Stock, no par value
----------------------------------------

Item 2.(e)  CUSIP Number:                 636491102
------------------------

Item 3.  Information if statement is filed pursuant to Rules 13d-1(b)
---------------------------------------------------------------------
       or 13d-2(b) or (c):       N/A
       ------------------

Item 4.(a)  Amount Beneficially Owned as of
-------------------------------------------
       December 31, 1999:                          See Item 9 of Cover Pages
       -----------------

Item 4.(b)  Percent of Class:                      See Item 11 of Cover Pages
----------------------------

Item 4.(c)  Number of Shares as to which such person has:
--------------------------------------------------------
        (i)   Sole power to vote or to direct the vote:
                See Item 5 of Cover Pages
        (ii)  Shared power to vote or direct the vote:
                See Item 6 of Cover Pages
        (iii) Sole power to dispose or to direct the disposition of:
                See Item 7 of Cover Pages
        (iv)  Shared power to dispose or to direct the disposition of:
                See Item 8 of Cover Pages

Item 5.  Ownership of 5% or Less of a Class:
-------------------------------------------

     If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of
     more than 5% of the class of securities, check the following: [    ]

Item 6.  Ownership of more than 5% on Behalf of Another Person:       N/A
--------------------------------------------------------------

Item 7  Identification and Classification of the Subsidiary
-----------------------------------------------------------
        Which Acquired the Security Being Reported on by the
        ----------------------------------------------------
        Parent Holding Company:                                       N/A
        ----------------------

Item 8.  Identification and Classification of Members of the Group:   N/A
------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group:                              N/A
---------------------------------------

Item 10  Certification:
----------------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   NATIONAL INFORMATION CONSORTIUM
                                   VOTING TRUST


     Dated:  February 2, 2000      By: /s/ JEFFERY S. FRASER
                                      ----------------------------------
                                      Jeffery S. Fraser, Trustee



                                       /s/ JEFFERY S. FRASER
                                    ------------------------------------
     Dated:  February 2, 2000         Jeffery S. Fraser



                                       /s/ ROSS C. HARTLEY
                                    ------------------------------------
     Dated:  February 2, 2000         Ross C. Hartley

                                EXHIBIT 1
                                   to
                               SCHEDULE 13G


                         JOINT FILING STATEMENT
                      PURSUANT TO RULE 13D-1(K)(1)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he or it knows or has reason to believe that such information is accurate.

                                   NATIONAL INFORMATION CONSORTIUM
                                   VOTING TRUST


     Dated:  February 2, 2000      By: /s/ JEFFERY S. FRASER
                                      ----------------------------------
                                      Jeffery S. Fraser, Trustee



                                      /s/ JEFFERY S. FRASER
                                    ------------------------------------
     Dated:  February 2, 2000         Jeffery S. Fraser



                                      /s/ ROSS C. HARTLEY
                                    ------------------------------------
     Dated:  February 2, 2000         Ross C. Hartley


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